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                                                                 EXHIBIT (a)(34)

                           DATRON SYSTEMS INCORPORATED

                    AMENDMENT TO EMPLOYEE STOCK PURCHASE PLAN

         THIS AMENDMENT is made as of June 24 2001 by DATRON SYSTEMS INCORPORATED, a Delaware corporation (the "COMPANY").

         WHEREAS, Section 11 of the Company's Employee Stock Purchase Plan (the "Plan") provides that the Company's Board of Directors may amend the Plan;

         WHEREAS, subsection 10(a) of the Plan provides that outstanding rights to purchase shares of the Company's common stock (the "Company's Common Stock") under the Plan may be assumed by any surviving or acquiring corporation, as determined by the Board or committee, as applicable, in its sole discretion, in connection with, among other things, a merger, reverse merger or an acquisition by any person, entity or group of the beneficial ownership of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors; and

         WHEREAS, the Company desires to amend the Plan to provide for an automatic assumption, and in certain cases reassumption, of outstanding purchase rights under the Plan and subsequent termination of the Plan in connection with certain corporate transactions as provided below.

         NOW, THEREFORE, the Company hereby amends the Plan as provided below:

                                    AMENDMENT

1.       AMENDMENT OF THE PLAN.

         1.1 A new subparagraph 10(b)(i) of the Plan is hereby added as follows:

             "10(b)(i) ASSUMPTION. Reference is made to the Agreement and Plan of Merger and Reorganization by and among The Titan Corporation, a Delaware corporation ("Parent"); Gem Acquisition Corp., a Delaware corporation ("Merger Sub"); and the Company, dated as of June 24, 2001, as it may be amended from time to time (the "MERGER AGREEMENT"). All capitalized terms used in this subparagraph 10(b)(i) and in subparagraph 10(b)(ii) shall have the meanings given to them in the Merger Agreement unless otherwise defined herein. At the Offer Acceptance Time (and without any further action on the part of any Person) the purchase rights then outstanding under the Plan (the "PURCHASE RIGHTS") with respect to Company Common Stock shall be assumed by Parent and shall be automatically converted into and become rights with respect to Parent Common Stock, and such assumption and conversion of the Purchase Rights shall be in accordance with the terms and conditions (as in effect as of the date of the Merger Agreement) of the


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             Plan and Offering document thereunder. From and after the Offer
             Acceptance Time, except as specifically provided otherwise in subsection 10(b)(ii) below, (i) each Purchase Right assumed by Parent may be exercised solely for shares of Parent Common Stock on the applicable Purchase Date under the Plan, (ii) the number of shares of Parent Common Stock subject to all Purchase Rights shall be equal to the number of shares of Company Common Stock subject to such Purchase Rights immediately prior to the Offer Acceptance Time multiplied by the Exchange Ratio, rounding down to the nearest whole share, (iii) the per share purchase price under each such Purchase Right shall be appropriately adjusted as of the applicable Purchase Date by dividing the per share purchase price under such Purchase Right by the Exchange Ratio and rounding up to the nearest cent, and (iv) any restriction on the exercise of any such Purchase Right shall continue in full force and effect and all other terms and conditions of such Purchase Rights (other than the right to acquire Company Common Stock) shall otherwise remain unchanged; PROVIDED, HOWEVER, that each Purchase Right assumed by Parent in accordance with this subparagraph 10(a)(i) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction effected by Parent subsequent to the Offer Acceptance Time."


         1.2 A new subparagraph 10(b)(ii) of the Plan is hereby added as follows:

             "10(b)(ii) RE-ASSUMPTION. If, at any time after the Offer Acceptance Time, Parent shall directly or indirectly hold less than 50% of the total shares of Company Common Stock then outstanding (the "SEPARATION TIME"), then, as of such Separation Time, the Company shall automatically assume in accordance with the terms of this Plan (without any further action on the part of any Person) each Purchase Right outstanding as of the Separation Time (each such right referred to herein as the "FORMER PURCHASE RIGHT") on the terms and conditions of such Former Purchase Right as in existence immediately prior to the Offer Acceptance Time. From and after the Separation Time, (i) each Former Purchase Right assumed by the Company may be exercised solely for shares of Company Common Stock, (ii) the number of shares of Company Common Stock subject to each such Former Purchase Right shall be equal to the number of shares of Company Common Stock subject to such Former Purchase Right immediately prior to the Offer Acceptance Time, (iii) the per share purchase price under each such Former Purchase Right shall be equal to the purchase price under such Former Purchase Right as in effect immediately prior to the Offer Acceptance Time, and (iv) any restriction on the exercise of any such Former Purchase Right shall continue in full force and effect and all other terms and conditions of such Former Purchase Rights shall otherwise remain unchanged."

         1.3 A new subparagraph 10(b)(iii) is hereby added as follows:

             "10(b)(iii) TERMINATION. No additional Offerings shall be authorized or commenced following the six-month Offering beginning July 1, 2001 (THE "JULY 1


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             OFFERING"). As of the earlier of the time immediately prior to the
             Effective Time or December 31, 2001 (i) the accumulated payroll deductions of participants under the Plan for the July 1 Offering shall be used to purchase Parent Common Stock, (ii) the date on which such purchases occur shall be deemed and referred to as the Purchase Date for the July 1 Offering shall be the earlier of the Effective Time or December 31, 2001, and (iii) as of the time immediately following the purchases on such Purchase Date for the July 1 Offering, the Company ESPP shall be terminated.

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